UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Earliest Event Reported: November 3, 2006

MONOGRAM BIOSCIENCES, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-30369	94-3234479
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

345 Oyster Point Blvd., South San Francisco, California, 94080

(Address of Principal Executive Offices, including zip code)

(650) 635-1100

(Registrant’s Telephone Number, including area code)

(Former Name or Former Address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into A Material Definitive Agreement.

On November 3, 2006, the Board of Directors (the “Board”) of Monogram Biosciences, Inc. approved the Monogram Non-Qualified Deferred Compensation Plan (the “Plan”). The effective date of the Plan will be January 1, 2007.

The Plan provides certain employees and directors with the opportunity to defer receipt of designated percentages or dollar amounts of their cash compensation, including any commissions and bonuses, not to exceed 100% of compensation for any particular Plan year. Eligible participants in the Plan include members of the Board, corporate officers, senior directors and positions determined to be equivalent to the senior director level.

Each eligible participant may elect to defer a portion of his or her compensation under the Plan by completing and timely delivering a written election form to the Plan administrator. Under the Plan, Monogram may elect to match elective deferrals, and will notify participants annually whether matching deferrals will be made for the subsequent Plan year, the matching rate, and the manner in which matching deferrals will be calculated. In addition, Monogram may, in its discretion, from time to time determine to credit the account of a participant with an incentive amount. The amounts credited to the accounts of each participant attributable to elective deferrals and matching deferrals shall be one hundred percent vested. The vesting schedule of each discretionary incentive amount shall be determined by the Board at the time of grant. Each participant may elect, on an annual basis, to have distributions made on a specified date in a single lump-sum payment, or pursuant to a fixed schedule of up to fifteen annual installment payments. Furthermore, a participant may request to receive a distribution of all or some of the vested amounts in his or her account in the event of an unforeseeable emergency, as further defined in the Plan. A participant may change or revoke his or her deferral election as of the first day of any Plan year by giving prior written notice to the Plan administrator.

The description of the Plan is qualified in its entirety by reference to the full text of the Plan, which will be filed as an exhibit to Monogram’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Monogram Biosciences, Inc. (Registrant)

	By:	/s/ Kathy L. Hibbs
Date: November 8, 2006		Kathy L. Hibbs
Vice President, General Counsel